Exhibit 99.1

PFGI Capital Corporation Confirms Cash Payment on Preferred Stock

PITTSBURGH, January 13, 2010 - PFGI Capital Corporation announced the quarterly cash dividends on its Series A Preferred and Series B Preferred. The distributions, accruing from November 18, 2009 through February 17, 2010, are payable February 17, 2010 to holders of record on February 1, 2010, at a rate of $0.484375 per share of Series A Preferred stock and $1.25 per share of Series B Preferred stock.

About PFGI Capital Corporation

PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage mortgage-backed securities and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of PNC Bank National Association, a wholly owned banking subsidiary of The PNC Financial Services Group, Inc.

About The PNC Financial Services Group, Inc.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services

For further information, please contact:

Fred Solomon

(412) 762-7544